CUSIP No. 949759104                                          Page 17 of 23 Pages


                                                                       EXHIBIT 2

                           [ON PL CAPITAL LETTERHEAD]

December 18, 2000

Mr. Lawrence Kruse
Chairman
Wells Financial Corp.
53 First Street, S.W.
P.O. Box 310
Wells, MN  56097

     Re:  Demand For Stock Ledger, Stockholder List and Books and Records
          ---------------------------------------------------------------

Dear Mr. Kruse:

          Pursuant to the applicable provisions of Minnesota law, the undersigned hereby demands an opportunity to inspect during normal business hours the stock ledger, current list of the stockholders (in alphabetical order, setting forth the name and address of each stockholder and the number of shares registered in the name of each such stockholder, as of the most recent date available), and books and records of Wells Financial Corp. ("Wells"), and an opportunity to make copies of or extracts from such documents. PL Capital, LLC ("PL Capital") hereby certifies to Wells that PL Capital is the record owner of 100 shares of common stock of Wells, as evidenced by the enclosed copy of stock certificate #WFC2410.

          In connection with the foregoing demand, PL Capital further demands the opportunity to inspect and copy the following, updated as of the date of this letter, all of which should be in the possession of Wells or one of its agents:

1. All daily stock transfer sheets showing changes in the stockholder list referred to in the preceding paragraph which are in or come into the possession of Wells or the transfer agent(s) for the common stock of Wells beginning the day following the date of such list.

2. All information in Wells' possession and/or subject to its direction or control and/or which can be obtained from nominees of any central depository system relating to the breakdown of all brokerage and financial institutions holding shares for their customers in street name and a breakdown of holdings which appear on the corporate stock ledger under the names of any central depository system (e.g., Cede & Co.).

3. A list of the names, addresses and securities positions of non-objecting beneficial owners and acquiescing beneficial owners obtained by Wells from brokers and dealers pursuant to the applicable rules promulgated under the Securities Exchange Act of


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CUSIP No. 949759104                                          Page 18 of 23 Pages


     1934, as amended. If such list is not available as of a recent date, such list should be requested.

4. A list of the names and addresses of employee participants in any stock ownership plan of Wells as of the date of the stockholder list.

5.   The Pershing/DLJ omnibus proxy list.

6.   The Philadep omnibus proxy list.

7. Any other omnibus proxies produced by ADP for client banks or brokers, listing among other things any respondent positions.

8. Any omnibus proxy produced by Bank of New York, or any other bank or broker, listing among other things any respondent positions.

9. Any record date information provided by ADP relative to shares held for their clients, and the number of holders at each of their client firms holding shares of Wells.

10. All minutes or other records of any meeting or any action or discussion at any meeting of the Board of Directors or a committee of the Board of Directors relating in any way to the election of directors at the 2001 Annual Meeting of Stockholders (including, without limitation, any recommendations or communications to or from stockholders regarding director nominations or election of directors).

11. Financial records of Wells, Wells Federal Bank, FSB and all other subsidiaries, including the most recent month end general ledger and consolidating financial statements and related schedules.

12. All documents constituting, referring to or relating to any amendments to the Bylaws or Articles of Incorporation of Wells proposed or approved within the past two years.

          PL Capital further demands that modifications of, additions to or deletions from, any and all information referenced above subsequent to the date of the stockholder list referred to above be furnished to PL Capital as and when the same becomes available to Wells or its agents or representatives. In the event any or all of the information encompassed by this demand is available in the form of computer tape or other medium suitable for use by computer or word processor, PL Capital demands inspection and copying of such computer tape or other medium as well as any program, software, manual or other instructions necessary for the practical use of such information.

          Winthrop & Weinstine, P.A., which is acting as counsel to PL Capital, or its designated agent, is authorized to make the above-referenced inspection and receive copies on PL Capital's behalf pursuant to the Power of Attorney attached hereto.
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CUSIP No. 949759104                                          Page 19 of 23 Pages


          PL Capital will bear the reasonable costs incurred by Wells (including those of its transfer agent(s)) in connection with the production of the information with regard to which demand is made herein.

          The purpose for requesting such inspection and copying are to communicate with stockholders regarding the opportunities for Wells to maximize stockholder value (including, without limitation, the pursuit of a possible business combination) and to facilitate a possible solicitation of proxies in connection with the 2001 Annual Meeting of Stockholders.

          Under applicable Minnesota law, Wells is required to respond to this request within five (5) business days after receiving this letter. Please advise John Palmer or Richard Lashley of PL Capital (telephone: 630-928-0231; fax:
630-928-0232) or PL Capital's counsel, Mr. Thomas Puff, Winthrop & Weinstine, 3000 Dain Rauscher Plaza, Minneapolis, MN 55402 (telephone: 612-347-0634) as to when the items sought will be made available, and in what form.



                                        Very truly yours,

                                        /s/ John W. Palmer

                                        John W. Palmer
                                        Managing Member
                                        PL Capital, LLC

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CUSIP No. 949759104                                          Page 20 of 23 Pages



STATE OF ILLINOIS   )
COUNTY OF DUPAGE    )  ss:
                    )


          John W. Palmer, having been first duly sworn according to law, did depose, swear and say that he is authorized to execute the foregoing Demand for Stock Ledger, Stockholder List and Books and Records and to make the demands, designations, authorizations and representations contained therein, and that the matters contained in the foregoing Demand for Stock Ledger, Stockholder List and Books and Records are true and correct.


Sworn to and subscribed before me by John W. Palmer this 19th day of December, 2000.

/s/ Robin L. Remer
Notary Public

My Commission Expires: 02/11/2002

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CUSIP No. 949759104                                          Page 21 of 23 Pages


                                POWER OF ATTORNEY
                                -----------------


STATE OF ILLINOIS    )
COUNTY OF DUPAGE     )  ss:
                     )



          I, John W. Palmer, do hereby make, constitute and appoint the law firm of Winthrop & Weinstine, P.A., or any of its designated agents, to act on my behalf, to inspect and receive copies of the stockholder records of Wells Financial Corp. requested in the accompanying demand.



                                        By: /s/ John W. Palmer
                                            John W. Palmer


Sworn to and subscribed before me by John W. Palmer this 19th day of December, 2000.

/s/ Robin L. Remer
Notary Public

My Commission Expires: 02/11/2002